UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 11, 2016
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
250 Howe Street, 20th Floor
Vancouver, British Columbia V6C 3R8
and
2700 Colorado Avenue
Santa Monica, California 90404
Registrant’s telephone number, including area code: (877) 848-3866
No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)    Compensatory Arrangements of Certain Officers.

On October 11, 2016, the Compensation Committee (the “Committee”) of the Board of Directors of Lions Gate Entertainment Corp. (the “Company”) approved a five-year extension of the term of the Company’s employment agreement with Jon Feltheimer, the Company’s Chief Executive Officer (the “Agreement’), through May 22, 2023. The Committee also approved certain amendments to the Agreement as set forth in the Amendment to Employment Agreement, attached hereto as Exhibit 10.1 (the “Amendment”).

Pursuant to the Agreement, Mr. Feltheimer receives an annual base salary of $1,500,000 and is eligible to receive an annual performance bonus based on such performance criteria as established by the Committee, with the target bonus being 100% of his base salary. Any portion of Mr. Feltheimer’s annual bonus that exceeds $1,500,000 for a particular year may be paid to him in the form of fully vested Company common shares. The Agreement also provides for Mr. Feltheimer to participate in the Company's usual benefit programs for executives at his level, as well as Company-provided life and disability insurance coverage, reasonable club membership dues and limited use of the Company’s private aircraft. In connection with his entering into the Amendment, Mr. Feltheimer was granted an option to purchase 1,150,000 of the Company’s common shares at an exercise price of $19.68 per share (the closing price of the Company’s common shares on October 11, 2016) and an option to purchase 1,150,000 of the Company’s common shares at an exercise price of $24.60 per share. Each of these options is scheduled to vest in annual installments over the five-year period beginning May 22, 2018. In addition, Mr. Feltheimer was granted a bonus opportunity in the amount of $5,000,000 that will be payable only if Lions Gate achieves a performance goal established by the Committee during a specified period following Lions Gate’s pending acquisition of Starz.

In the event Mr. Feltheimer’s employment is terminated by the Company without cause or by him for good reason (as such terms are defined in the Agreement), he would be entitled to a cash severance payment equal to the present value of his base salary through May 22, 2023, as well as Company payment of his premiums for continued health coverage for up to six months following his termination and his premiums for continued life and disability insurance through May 22, 2023. In addition, Mr. Feltheimer would be entitled to a prorated annual bonus for the fiscal year in which his termination occurs, and Mr. Feltheimer’s equity awards granted by the Company pursuant to the Agreement (including the Amendment), to the extent then outstanding and unvested, would become fully vested upon his termination. If Mr. Feltheimer’s employment is terminated by the Company without cause or by him for good reason and such termination occurs on or within 12 months following a change in control of the Company (as defined in the Agreement), he would be entitled to the severance benefits described above, except that his cash severance would be the greater of the present value of his base salary through May 22, 2023 or $6.0 million. In each case, Mr. Feltheimer’s right to receive the severance payments described above would be subject to his execution of a release of claims in favor of the Company. In the event Mr. Feltheimer’s employment with the Company terminates due to his death or disability, his equity awards granted by the Company pursuant to the Agreement (including the Amendment), to the extent then outstanding and unvested, would become fully vested as of the date of such termination.

The foregoing summary of the Agreement is qualified in its entirety by the provisions of the Agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on May 31, 2013, and by the Amendment filed herewith, each of which is incorporated herein by this reference.

Item 7.01 Regulation FD Disclosure.

On October 13, 2016, the Company issued a press release announcing the extension of Mr. Feltheimer’s Agreement. The press release issued by the Company in connection with the announcement is attached hereto as Exhibit 99.1. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01     Financial Statements and Exhibits.
(d)     Exhibits

Exhibit No.	Description
10.1	Amendment to Employment Agreement, dated October 11, 2016, between the Company and Jon Feltheimer

99.1	Press Release dated October 13, 2016

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 2016	LIONS GATE ENTERTAINMENT CORP.
(Registrant)

By: /s/ Wayne Levin
Name: Wayne Levin
Title: General Counsel and Chief Strategic Officer

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